Exhibit I


                                  June 26, 2001


Mason Street Funds, Inc.
720 East Wisconsin Avenue
Milwaukee, WI  53202

Gentlemen:

         In my capacity as Assistant Secretary of Mason Street Funds, Inc. (the "Company") I have acted as counsel for the Company in connection with Post-Effective Amendments Nos. 6 and 8 to the Registration Statement on Form N-1A (the "Registration Statement") filed or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Common Stock of the Company. The Company is authorized to issue three billion three hundred million (3,300,000,000) Shares of Common Stock, par value $0.001 per share. I have examined the Articles of Incorporation and By-Laws of the Company and the proceedings taken and instruments executed in connection with the authorization and proposed issuance of said Common Stock and have also examined such other corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.

           2. The authorized and unissued shares of Common Stock of the Company covered by the Registration Statement to be sold by the Company, upon due sale and delivery thereof and payment therefor by the specified purchasers thereof in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     JAMES R. EBEN


                                                     James R. Eben
                                                     Assistant Secretary
                                                     Mason Street Funds, Inc.

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